EXHIBIT 99.1

PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION
DECLARES CASH DIVIDEND

Midland Park, NJ – September 21, 2011 – The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.05 per share cash dividend.  Common stockholders of record as of October 14, 2011 will be paid the dividend on November 1, 2011.
In announcing the dividend, Chairman William C. Hanse stated, “The Board of Directors is pleased to recognize our shareholders with the fourth cash dividend in 2011.  We remain diligent in reviewing the Corporation’s dividends and continue to strive to provide value to our shareholders as well as give back to the community through the bank’s unique tithing mission.”
Paul Van Ostenbridge, President and Chief Executive Officer continued, “The board closely monitors the dividend policy.  During this extended economic downturn, we remain focused on maintaining capital levels to ensure the Corporation remains healthy and well capitalized for the future.”
Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank is celebrating its twenty-fifth year of service.  The Bank is known for tithing 10% of its pre-tax profits to Christian and local charities.  To date, the Bank’s total tithe donations exceed $7.3 million.  Atlantic Stewardship Bank has 13 banking offices in Midland Park, Hawthorne (2 offices), Montville, North Haledon, Ridgewood, Pequannock, Waldwick, Wayne (3 offices), Westwood and Wyckoff, New Jersey.  Please visit our website at www.asbnow.com or call 201-444-7100 for information regarding our products and services.

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